Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business June 30, 2012, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$16,883
Interest-bearing balances		45,669
Securities:
Held-to-maturity securities		0
Available-for-sale securities		204,424
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		1,128
Securities purchased under agreements to resell		22,797
Loans and lease financing receivables:
Loans and leases held for sale		32,246
Loans and leases, net of unearned income	720,609
LESS: Allowance for loan and lease losses	15,480
Loans and leases, net of unearned income and allowance		705,129
Trading Assets		42,549
Premises and fixed assets (including capitalized leases)		7,760
Other real estate owned		4,168
Investments in unconsolidated subsidiaries and associated companies		563
Direct and indirect investments in real estate ventures		104
Intangible assets
Goodwill		21,543
Other intangible assets		21,240
Other assets		53,987

Total assets		$1,180,190

LIABILITIES
Deposits:
In domestic offices		$847,727
Noninterest-bearing	222,889
Interest-bearing	624,838
In foreign offices, Edge and Agreement subsidiaries, and IBFs		73,344
Noninterest-bearing	2,752
Interest-bearing	70,592
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		6,913
Securities sold under agreements to repurchase		10,833

Dollar Amounts In Millions
Trading liabilities	23,373
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	41,997
Subordinated notes and debentures	16,602
Other liabilities	32,647

Total liabilities	$1,053,436

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	99,502
Retained earnings	19,574
Accumulated other comprehensive income	6,044
Other equity capital components	0

Total bank equity capital	125,639
Noncontrolling (minority) interests in consolidated subsidiaries	1,115

Total equity capital	126,754

Total liabilities, and equity capital	$1,180,190

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

John Stumpf                                                 Directors

David Hoyt

Michael Loughlin